As filed with the Securities and Exchange Commission on April 4, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THERMAGE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	68-0373593
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

25881 Industrial Boulevard

Hayward, California 94545

(Address of principal executive offices)

2006 EQUITY INCENTIVE PLAN

2006 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Stephen J. Fanning

President and Chief Executive Officer

Thermage, Inc.

25881 Industrial Boulevard

Hayward, California 94545

(510) 782-2286

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

David J. Saul, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	801,739 shares	(1)	$9.10	(2)	$7,295,824.90	$223.98
Common Stock $0.001 par value	458,137 shares	(3)	$7.74	(4)	$3,545,980.38	$108.87
TOTAL	1,259,876 shares		—		$10,841,805.28	$332.84

(1)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals. This subtotal represents the number of additional shares authorized to be issued under the 2006 Equity Incentive Plan.
(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the common stock as reported on The Nasdaq Global Market on March 30, 2007.
(3)	This subtotal represents the amount of additional shares authorized to be issued under the 2006 Employee Stock Purchase Plan.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Market on March 30, 2007. Pursuant to the 2006 Employee Stock Purchase Plan, which plan is incorporated by reference herein, the purchase price of a share of Common Stock shall be an amount equal to 85% of the fair market value of a share of Common Stock on the Enrollment Date or the Exercise Date (as defined in such plan), whichever is lower.

THERMAGE, INC.

REGISTRATION STATEMENT ON FORM S-8

INCORPORATION OF PREVIOUS REGISTRATION STATEMENTS

We previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) on November 27, 2006 (File No. 333-138958) in connection with our 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan (the “Prior Registration Statement”). We are filing this Registration Statement on Form S-8 to register an additional 801,739 and 458,137 shares of our common stock pursuant to our 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan, respectively. Pursuant to General Instruction E of Form S-8, the contents of our Prior Registration Statement relating to our 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan are incorporated by reference into this Registration Statement to the extent not replaced hereby.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed by Thermage, Inc. with the Securities and Exchange Commission:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2006.

(b) Our current reports on Form 8-K dated January 12, 2007, February 13, 2007, February 15, 2007, and March 12, 2007.

(c) Our description of the common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, and as declared effective on November 9, 2006, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act (the “Exchange Act”) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and investment partnerships of which such persons are partners, beneficially own less than 0.5% of our Common Stock.

Item 6.	Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our other employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under our bylaws, we are also empowered to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have procured and intend to maintain a directors’ and officers’ liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

We have entered into indemnification agreements with our directors, officers and others. Under these agreements, we are required to indemnify them against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any actual or threatened proceeding, if any of them may be made a party to such proceeding because he or she is or was one of our directors, officers, employees or agents. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

In addition, our amended and restated certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision in our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for any breach of the director’s duty of loyalty to us and for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1*	Specimen Common Stock certificate of the Registrant.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3*	2006 Equity Incentive Plan.

10.4*	2006 Employee Stock Purchase Plan.

10.5**	Form of Notice of Grant for, and Terms and Conditions of, Restricted Stock Units under the 2006 Equity Incentive Plan

10.6**	Form of Notice of Grant for, and Terms and Conditions of, Restricted Stock under the 2006 Equity Incentive Plan

10.7**	Form of Notice of Grant for, and Terms and Conditions of, Stock Options under the 2006 Equity Incentive Plan

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (file no. 333-136501), and as declared effective on November 9, 2006.
**	Incorporated by reference to exhibits filed with our Current Report on Form 8-K dated February 13, 2007.

Item 9.	Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to applicable law, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or the Company’s indemnification agreements, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Thermage, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on this 4th day of April, 2007.

THERMAGE, INC.

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Fanning and Laureen DeBuono, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J. Fanning (Stephen J. Fanning)	President, Chief Executive Officer and Director (Principal Executive Officer)	April 4, 2007

/s/ Laureen DeBuono (Laureen DeBuono)	Chief Financial Officer (Principal Accounting Officer)	April 4, 2007

/s/ Robert F. Byrnes (Robert F. Byrnes)	Director	April 4, 2007

/s/ Samuel D. Colella (Samuel D. Colella)	Director	April 4, 2007

/s/ Joseph DeVivo (Joseph DeVivo)	Director	April 4, 2007

/s/ Edward W. Knowlton, MD (Edward W. Knowlton, MD)	Director	April 4, 2007

/s/ Kenneth Ludlum (Kenneth Ludlum)	Director	April 4, 2007

/s/ Mark M. Sieczkarek (Mark M. Sieczkarek)	Director	April 4, 2007

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

Registration Statement on Form S-8

THERMAGE, INC.

April 4, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
4.1*	Specimen Common Stock certificate of the Registrant.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

10.3*	2006 Equity Incentive Plan.

10.4*	2006 Employee Stock Purchase Plan.

10.5**	Form of Notice of Grant for, and Terms and Conditions of, Restricted Stock Units under the 2006 Equity Incentive Plan

10.6**	Form of Notice of Grant for, and Terms and Conditions of, Restricted Stock under the 2006 Equity Incentive Plan

10.7**	Form of Notice of Grant for, and Terms and Conditions of, Stock Options under the 2006 Equity Incentive Plan

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-4).

*	Incorporated by reference to exhibits filed with our Registration Statement on Form S-1 (file no. 333-136501), and as declared effective on November 9, 2006.
**	Incorporated by reference to exhibits filed with our Current Report on Form 8-K dated February 13, 2007.